Exhibit 10.5

September 24, 1998

Richard K. Williams

10292 Norwich Ave

Cupertino CA 95014

Dear Richard:

On behalf of Advanced Analogic Technologies Incorporated (the “Company”), I am pleased to offer you the position of Chief Technical Officer (CTO) and Vice President, Engineering & Product Strategy. Speaking for myself, as well as the Board Of Directors, we are very impressed with your credentials and we look forward to your future success in this position.

The terms of your position with the Company are as set forth below:

POSITION

a.	You will become the CTO and VP of Engineering & Product Strategy working out of the Company’s headquarters office in Sunnyvale, California.

b.	As Chief Technical Officer (CTO) you will have responsibility, along with the CEO, for defining and setting the technical and strategic direction of the Company, including establishing plans, budgets, procedures, and methods for developing Company proprietary technology, and in applying such technologies to the design and development of products. Strategic decisions of significance require approval of the board of directors (BOD). Other responsibilities of the CTO include participation in the Company’s BOD meetings, and to secure a strong intellectual property position for the Company. As CTO, you report both the CEO and to the Board of Directors.

c.

As Vice President (VP) of Engineering & Product Strategy, you will have overall responsibility for the definition of new products (working in conjunction with marketing), and to implement such products from design concept through production release. As VP, the design, CAD, process development and technology groups will

Advanced Analogic Technologies Inc. 1250 Oakmead Parkway, Suite 310, Sunnyvale CA 94086

(408) 524-9684 FAX (408) 524-9689 corporate@analogictech.com report to you. You will report to the Company’s president.

d.	You will, subject to BOD approval, take a position as a Board member of the Company, with full voting rights.

e.	You will write and produce a formal Company business plan detailing the strategy, technology, product, and business plans for the Company.

f.	In the capacity of Board meetings and other official Company actions, you will, subject to BOD approval, serve as Company Secretary.

g.	You will assume the interim role of managing the Company’s sales and marketing departments until a suitable director or VP can be hired, and will fill this role on a temporary basis whenever the position is vacant.

h.	You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company.

START DATE

Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on October 1, 1998.

PROOF OF RIGHT TO WORK

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

COMPENSATION

a.	Base Salary You will be paid $120,000 on an annualized basis. Your salary will be payable monthly pursuant to the Company’s regular payroll policy (or in the same manner as other officers of the Company)

b.

Deferred Bonus As an officer of the Company accepting a salary below industry standards, and in compensation of your financial sacrifice, you will receive a quarterly bonus in the amount of $16,000 per quarter commencing upon your hire date, but whose payment is deferred to a later date when the Company’s financial strength is improved. The total deferred bonus accrues

Advanced Analogic Technologies Inc. 1250 Oakmead Parkway, Suite 310, Sunnyvale CA 94086

(408) 524-9684 FAX (408) 524-9689 corporate@analogictech.com quarterly until such time that the Company; performs a public offering, is acquired, is liquidated, or becomes profitable, wherein immediately thereafter, the accrued balance will be paid to you in full. The first and last quarters for which the deferred bonus accrues will be paid pro rata. The total deferred bonus owed you will not be held in any special fund or escrow account. In the event of liquidation of the Company, the accrued balance owed you will take preference over debts owed creditors. If the Company remains in operation after the deferred balance is paid in full, you may, thereafter elect to continue to receive the bonus paid quarterly, or to convert the income into an equivalent-value regular salary paid monthly. The president of the Company reserves the right to release a portion of the accrued funds any time in advance of the mandatory payment conditions being met. Tax withholding occurs at the time that you receive payment.

c.	Bonus You will be eligible to receive an incentive bonus based on the performance of the Company and on your individual contributions. The bonus plan for executives will be defined at a later date and is subject to BOD approval.

d.	Annual Review Your base salary will be reviewed at the end of each calendar year as part of the Company’s normal salary review process.

e.	Car Expenses Your car expenses will be covered in the exact amount as submitted in a monthly itemized expense report including car lease, insurance, car registration, regular scheduled maintenance, as well as reasonable gasoline and cleaning costs. If you elect not to submit a detailed expense report, a fixed car allowance of $ 800 /month will be paid, in lieu of a detailed expense report.

f.	Conference Travel Aside from normal business travel expenses, the Company will pay for your attendance and participation in relevant symposia and conferences including travel, hotel, and conference registration expenses, as approved by the president. At a minimum, you will be reimbursed for attending two specific conferences every year, namely, the International Electron Device Meeting (IEDM) and the International Symposium on Power Semiconductor Devices & ICs (ISPSD), both relevant to the Company’s business.

g.	One-time Hire-On Bonus To partially compensate you for personal revenue loss from terminating your previous employment (bonuses, forgivable

Advanced Analogic Technologies Inc. 1250 Oakmead Parkway, Suite 310, Sunnyvale CA 94086

(408) 524-9684 FAX (408) 524-9689 corporate@analogictech.com loans, etc.) so that you may join the Company more expeditiously, the Company will pay you a one-time hire-on bonus in the amount of $120,000 (gross pay). In return for this one-time bonus, you will write and deliver to the Company the formal business plan described in item (e) of the “Roles” section of this agreement. The amount will be paid no sooner than the close of the C round of financing. The whole amount will be paid no later than 3 years after your hire date, or when the Company makes a profit, or when the Company goes public, or when the Company is acquired, or when the Company is liquidated, whichever comes first. No money will be held in reserve for this expense. In the event of liquidation of the Company, the entire balance owed you will take preference over debts owed creditors.

STOCK OPTIONS

In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase Company’s Common Stock (“Shares” )

a.	650,000 shares of the Series B stock. The option is $0.10 per share. These options will vest at the rate of 25% per year. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s Operating Plan and the Stock Option Agreement between you and the Company.

b.	191,837 shares of the Series C stock. The option is $0.60 per share. These options will vest at the rate of 25% per year. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s Operating Plan and the Stock Option Agreement between you and the Company.

c.	As an officer of the Company, your sale of Company stock is subject to restrictions of the Securities & Exchange Commission including SEC rule 144.

Advanced Analogic Technologies Inc. 1250 Oakmead Parkway, Suite 310, Sunnyvale CA 94086

(408) 524-9684 FAX (408) 524-9689 corporate@analogictech.com

BENEFITS

a.	Medical and Dental Benefits The Company will provide you with standard medical and dental insurance benefits.

b.	Insurance Benefits The Company has Life and Accidental Death & Dismemberment insurance of $50,000. In addition, in the cause of normal Company business, the Company currently indemnifies all officers and directors to the maximum extent permitted by law, and you will be requested to enter into the Company’s standard form of Indemnification Agreement giving you such protection. Pursuant to the Indemnification Agreement, the Company will agree to advance any expenses for which indemnification is available to the extent allowed by applicable law.

c.	401K The company offers a 401K plan with matching. The Company will match your contribution (yearly) according to your current 401K plan, i.e. dollar for dollar on the first 2% contribution and $ 0.50 for every dollar for the next 2% contribution. Open enrollment is once / quarter.

d.	Vacation You will be entitled to two weeks paid vacation per year, pro-rated for the remainder of this calendar year.

OTHER INCENTIVES

e.	Author’s Incentive Program You will be eligible to participate in the Company’s Author Incentive Program that financially rewards employees for their contributions to technical articles, application notes and conference papers. The terms of the Author Incentive Program are subject to change.

f.	Patent Incentive Program You will be eligible to participate in the Company’s Patent Incentive Program. The program financially rewards employees for filing and prosecuting patent protection on inventions and intellectual property. The terms of the Author Incentive Program are subject to change.

CONFIDENTIAL INFORMATION & INVENTION ASSIGNMENT AGREEMENT

Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information

Advanced Analogic Technologies Inc. 1250 Oakmead Parkway, Suite 310, Sunnyvale CA 94086

(408) 524-9684 FAX (408) 524-9689 corporate@analogictech.com and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement” ) .

SEVERANCE AGREEMENT

If your employment is terminated by the Company or its successor for any reason other than cause, you will be entitled to receive continuation of your base salary and insurance benefits for 2 weeks following the date of termination of your employment. At such time, any balance the Company owes you of the one-time hire-on bonus or the deferred bonus accrual shall be paid in full.

CONFIDENTIALITY OF TERMS

You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

AT-WILL EMPLOYMENT

Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability, except when explicitly covered as a condition in this employment contract or in the Confidentiality Agreement.

Advanced Analogic Technologies Inc. 1250 Oakmead Parkway, Suite 310, Sunnyvale CA 94086

(408) 524-9684 FAX (408) 524-9689 corporate@analogictech.com

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

Very truly yours,

ADVANCED ANALOGIC TECHNOLOGIES, INC.

/s/ Alexander Choi
By: Alexander Choi
Title: President

ACCEPTED AND AGREED:

Sept 24, 1998
Date

/s/ Richard K. Williams
Signature	Richard K. Williams

Advanced Analogic Technologies Inc. 1250 Oakmead Parkway, Suite 310, Sunnyvale CA 94086

(408) 524-9684 FAX (408) 524-9689 corporate@analogictech.com